Exhibit 5.1

Our ref     RJT/302248/2254603/v1

Your ref

Ctrip.com International, Ltd	Direct:	+852 2971 3007
99 Fu Quan Road	Mobile:	+852 9020 8007
Shanghai 200335	E-mail:	richard.thorp@maplesandcalder.com
People’s Republic of China

17 October 2007

Dear Sirs,

Re: Ctrip.com International, Ltd

We have examined the Registration Statement on Form S-8 to be filed by Ctrip.com International, Ltd, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the “Shares”) for issuance pursuant to the following Plan (the “Plan”):

-	Ctrip.com International, Ltd. 2007 Share Incentive Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder
MAPLES and CALDER